As filed with the Securities and Exchange Commission on July 26, 2006	File No. •

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT AND

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-138704

UNDER THE SECURITIES ACT OF 1933

KODIAK OIL & GAS CORP.

Yukon Territory, Canada (State or other jurisdiction of Incorporation or organization)	N/A (I.R.S. Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices)

2007 STOCK INCENTIVE PLAN

INCENTIVE SHARE OPTION PLAN

(Full titles of the plans)

Lynn A. Peterson 1625 Broadway, Suite 250 Denver, Colorado 80202 (303) 592-8075	Copies to: Randal R. Jones Dorsey & Whitney LLP 1420 5th Avenue, Suite 3400 Seattle, Washington 98101
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value(1)	3,593,500	$4.49(2)	$16,134,815(2)	$495.34

(1)	Represents shares of Common Stock issuable under the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s shares of Common Stock on July 24, 2007, as quoted on the American Stock Exchange.

EXPLANATORY NOTE

On November 14, 2006, Kodiak Oil & Gas Corp. (the “Company”) filed a registration statement on Form S-8 with the Securities and Exchange Commission, file number 333-138704, (“Previous Registration Statement”), to register 7,496,942 shares of the Company’s Common Stock, no par value, for issuance under the Company’s Incentive Share Option Plan (the “Pre-existing Plan”). Subsequently, the Company’s shareholders approved a new plan, the 2007 Stock Incentive Plan (the “2007 Plan”), at the Company’s Annual Meeting of Shareholders on May 24, 2007. The 2007 Plan reserves 8,000,000 shares of Common Stock for issuance pursuant to the terms of the 2007 Plan, which includes shares reserved for issuance upon the exercise of the outstanding options under the Pre-existing Plan. As a result of the adoption of the 2007 Plan, no further awards will be made under the Pre-existing Plan on or after May 24, 2007, but will instead be made under the 2007 Plan. Further, the number of shares that remained available for grant under the Pre-existing Plan as of May 24, 2007, and any shares that otherwise would have been returned to the Pre-existing Plan after May 24, 2007 on account of the expiration, cancellation or forfeiture of awards granted thereunder, are to be included in the reserve of shares available for issuance under the 2007 Plan.

This registration statement on Form S-8 (the “Registration Statement”) registers 3,593,500 shares of the Company’s Common Stock, no par value, that may be issued under the 2007 Plan. The 3,593,500 shares of Common Stock being registered under this Registration Statement are comprised of the following: (i) 2,898,442 unissued and unused shares of Common Stock previously registered for issuance under the Company’s Pre-existing Plan, which shares are being carried forward into the 2007 Plan and (ii) an additional 695,058 shares of Common Stock not previously registered.

Concurrently, the Company is also filing a Post-Effective Amendment to the Previous Registration Statement to deregister the 2,898,442 unissued and unused shares of Common Stock previously registered for issuance under the Company’s Pre-existing Plan. Upon any future expiration, cancellation or forfeiture of awards previously granted under the Pre-existing Plan, the Registrant intends to periodically file additional post-effective amendment(s) to its Previous Registration Statement in order to carry forward such shares from the Pre-existing Plan to the 2007 Plan for issuance thereunder.

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)	The Registrant’s Annual Report on Form 10-K filed on March 27, 2007.

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the date of the Annual Report on Form 10-K, which is incorporated by reference herein pursuant to (a) above.

(c)          The description of the Registrant’s securities contained in the Registrant’s amended Registration Statement on Form 8-A filed under the Exchange Act on June 20, 2006, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Certain partners of Miller Thomson LLP own 121,250 common shares in the capital of the Company.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Yukon Territory), or the YBCA, the corporate statute governing us, we may indemnify an individual who:

•	is or was our director or officer; or

•	at our request, is or was a director or officer of, or acted in a similar capacity for, another entity,

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which that individual is involved because of that association with us or other entity.

However, we are prohibited from indemnifying an individual under the YBCA unless:

•

such individual acted honestly and in good faith with a view to our best interests (or to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be); and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual’s conduct was lawful.

The YBCA allows us to advance moneys to the individual for the costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding, but the individual must repay the moneys if the individual does not fulfill the conditions listed above. We may not indemnify or pay the expenses of the individual in respect of an action brought against the individual by or on behalf of us unless such indemnity or payment has been approved by the appropriate court.

We, the individual or other entity may apply to the appropriate court for an order approving indemnity under section 126 of the YBCA and the court may so order or make any further order that it sees fit. The court may order that notice be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The YBCA provides that we may purchase and maintain insurance for the benefit of any person against any liability incurred by such individual:

•

in the individual’s capacity as a director or officer of the corporation, except when the liability relates to the individual’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

•

in the individual’s capacity as a director or officer of another body corporate if the individual acts or acted in that capacity at the corporation’s request, except when the liability relates to the individual’s failure to act honestly and in good faith with a view to the best interests of the corporation.

Our General By-law No. 1, or the By-laws, provide that, subject to the limitations of the YBCA, we may purchase and maintain such insurance for the benefit of our directors and officers as our board of directors may determine.

Our By-laws provide that, subject to the YBCA, we may indemnify our directors and officers, our former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or other entity if:

•

the individual acted honestly and in good faith with a view to our best interest, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We maintain liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed on April 27, 2007)
4.2	Form of Incentive Stock Option Agreement for 2007 Stock Incentive Plan
4.3	Form of Employee Non-incentive Stock Option Agreement for 2007 Stock Incentive Plan
4.4	Form of Directors’ Non-incentive Stock Option Agreement for 2007 Stock Incentive Plan
4.5	Form of Restricted Stock Award Agreement for 2007 Stock Incentive Plan
4.6	Non-Incentive Stock Option Agreement between Kodiak Oil & Gas Corp. and Lynn A. Peterson
4.7	Non-Incentive Stock Option Agreement between Kodiak Oil & Gas Corp. and James E. Catlin
5.1	Opinion of Miller Thomson LLP
23.1	Consent of Hein & Associates LLP
23.2	Consent of Amisano Hanson, Chartered Accountants
23.3	Consent of Netherland Sewell & Associates, Inc.
23.4	Consent of Sproule U.S. Limited
23.5	Consent of Miller Thomson (contained in exhibit 5.1)
24.1	Power of Attorney (See page II-6 of this registration statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)          That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on this 26th day of July, 2007.

KODIAK OIL & GAS CORP.

By: /s/ Lynn A. Peterson Lynn A. Peterson President and Chief Executive Officer (principal executive officer)

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn A. Peterson as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Lynn A. Peterson	President and Chief Executive Officer	July 26, 2007
	Lynn A. Peterson	(principal executive officer)

By:	/s/ James P. Henderson	Chief Financial Officer	July 26, 2007
	James P. Henderson	(principal financial officer and principal accounting officer)

By:	/s/ James E. Catlin	Secretary and Chief Operating Officer	July 26, 2007
James E. Catlin

By:	/s/ Herrick K. Lidston, Jr.	Director	July 26, 2007
Herrick K. Lidstone, Jr.

By:	/s/ Rodney D. Knutson	Director	July 26, 2007
Rodney D. Knutson

By:	/s/ Don McDonald	Director	July 26, 2007
Don McDonald

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed on April 27, 2007)
4.2	Form of Incentive Stock Option Agreement for 2007 Stock Incentive Plan
4.3	Form of Employee Non-incentive Stock Option Agreement for 2007 Stock Incentive Plan
4.4	Form of Directors’ Non-incentive Stock Option Agreement for 2007 Stock Incentive Plan
4.5	Form of Restricted Stock Award Agreement for 2007 Stock Incentive Plan
4.6	Non-Incentive Stock Option Agreement between Kodiak Oil & Gas Corp. and Lynn A. Peterson
4.7	Non-Incentive Stock Option Agreement between Kodiak Oil & Gas Corp. and James E. Catlin
5.1	Opinion of Miller Thomson LLP
23.1	Consent of Hein & Associates LLP
23.2	Consent of Amisano Hanson, Chartered Accountants
23.3	Consent of Netherland Sewell & Associates, Inc.
23.4	Consent of Sproule U.S. Limited
23.5	Consent of Miller Thomson (contained in exhibit 5.1)
24.1	Power of Attorney (See page II-6 of this registration statement)